Exhibit 10.3

Amendment to Employment Agreement

THIS AGREEMENT (this “Agreement”) is made as of the 19th day of August, 2005 (the “Effective Date”) by and between MAXIM PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and LARRY G. STAMBAUGH, an individual (“Stambaugh”).

Background

A.                                   Stambaugh is currently the Chairman, President and Chief Executive Officer of the Company, and has served in these capacities since 1993.

B.                                     The Company and Stambaugh previously entered into that certain Employment Agreement dated as of December 3, 2004 (the “Employment Agreement”).  Pursuant to Section 6.3 of the Employment Agreement, Stambaugh is entitled to receive continuation of his annual base salary plus health care insurance coverage for a period of three (3) years from the date of his employment termination if the Company terminates Stambaugh’s employment other than for cause pursuant to Section 6.2 of the Employment Agreement prior to the expiration of the Term of the Employment Agreement.

C.                                     The parties to this agreement have determined that it is in the best interest of the Company and to its shareholders to modify the Employment Agreement as follows:

Agreement

1.                                       The Company and Stambaugh hereby agree that, as of the Effective Date, Section 6.3 of the Employment Agreement is hereby amended to provide that “two (2) years” shall be substituted for the phrase “three (3) years”; i.e., in the event Stambaugh’s employment with the Company is terminated by the Company prior to the Term of the Employment Agreement other than for cause pursuant to Section 6.2 of the Employment Agreement, Stambaugh shall be entitled to receive continuation of his annual base salary plus health insurance coverage for a period of two (2) years from the date of his employment termination instead of three (3) years.

2.                                       Stambaugh hereby agrees that he shall make himself available at all times between the Effective Date hereof and March 31, 2006 to serve on a full-time basis, and to use his best efforts in serving, as the Company’s President and Chief Executive Officer at his current annualized salary of $405,000 through September 30, 2005 and $450,000 thereafter and with his current bonus program opportunities.  Stambaugh’s foregoing agreement and commitment shall automatically terminate in the event that the Company terminates Stambaugh’s employment with the Company other than for cause pursuant to Section 6.2 of the Employment Agreement prior to March 31, 2006.

3.                                       Miscellaneous Provisions

(a)                                  Construction.  The language of this Agreement has been negotiated between the parties and shall be construed simply, according to its plain meaning, and not strictly for or against either party regardless of the source of draftsmanship.

(b)                                 Counterparts.  This Agreement may be executed in counterparts, and each counterpart, once executed, shall have the efficacy of a signed original.  True and correct copies of signed counterparts may be used in place of originals for any purpose.  Signatures transmitted electronically or via facsimile shall be deemed to be original signatures.

(c)                                  Attorneys’ Fees And Costs.  In the event of future litigation in connection with or concerning the subject matter of this Agreement or any breach of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred by that party, including actual attorneys fees, expert and consultant fees, and costs in addition to any other relief to which it may be entitled.  The parties further agree that the prevailing party shall be entitled to recover all costs, including actual attorney’s fees and costs, of collecting any costs and expenses awarded pursuant to the prior provision.

(d)                                 Independent Legal Advice.  The parties acknowledge that they have been advised by their own independently selected counsel and other advisors in connection with this Agreement and enter into this Agreement solely on the basis of that advice and on the basis of their own independent investigation of all of the facts, laws, and circumstances material to this Agreement or any provision hereof and not in any manner or to any degree based upon any statement or omission by any other party and/or their counsel.

(e)                                  Authority To Execute Agreement.  Each person whose signature appears hereon represents, warrants and guarantees that he has been duly authorized and has full authority to execute this Agreement on behalf of the party on whose behalf this Agreement is executed.

(f)                                    Binding Agreement.  This Agreement shall be binding upon the parties and their successors in interest and assigns.

(g)                                 No Modification.  No term of this Agreement shall be modified, waived, or changed except by an instrument in writing signed by both parties.

(h)                                 Severability.  If for any reason any clause or provision of this Agreement should be held unenforceable, invalid or in violation of law by any court or other tribunal, then the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

BY EXECUTING THIS AGREEMENT, EACH OF THE PARTIES ACKNOWLEDGES THAT IT OR HE HAS READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ITS TERMS AND PROVISIONS.

IN WITNESS WHEREOF, the parties have entered into and delivered this Agreement as of the Effective Date.

MAXIM PHARMACEUTICALS, INC.		LARRY G. STAMBAUGH

By:	/s/ F. Duwaine Townsen	By:	/s/ Larry G. Stambaugh
	F. Duwaine Townsen Lead Independent Director of the Board of Directors		Larry G. Stambaugh